EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
MAY 2015 MONTHLY DIVIDEND AND
APRIL 30, 2015 RMBS PORTFOLIO CHARACTERISTICS

•	May 2015 Monthly Dividend of $0.18 Per Share
•	RMBS Portfolio Characteristics as of April 30, 2015

Vero Beach, Fla., May 11, 2015 - Orchid Island Capital, Inc. (the “Company”) (NYSE:ORC) announced today that the Board of Directors declared a monthly cash dividend for the month of May 2015. The dividend of $0.18 per share will be paid May 29, 2015, to holders of record on May 26, 2015, with an ex-dividend date of May 21, 2015.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”), the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of May 11, 2015, the Company had 18,848,257 shares outstanding, including shares sold via the Company’s at the market program through that date that have not yet settled. At March 31, 2015, the Company had 17,924,383 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of April 30, 2015 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

•	RMBS Valuation Characteristics
•	RMBS Assets by Agency
•	Investment Company Act of 1940 (Whole Pool) Test Results
•	Repurchase Agreement Exposure by Counterparty
•	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a REIT for federal income tax purposes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2014.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Apr 2015 CPR
Asset Category	Face	Value(1)	Price	Portfolio	Coupon	(Reported in May)
As of April 30, 2015
Adjustable Rate RMBS	$3,246	$3,472	106.95	0.20%	3.64%	0.13%
10-1 Hybrid Rate RMBS	55,856	57,524	102.99	3.39%	2.56%	2.95%
Hybrid Adjustable Rate RMBS	55,856	57,524	102.99	3.39%	2.56%	2.95%
15 Year Fixed Rate RMBS	75,889	81,127	106.90	4.78%	3.40%	7.24%
20 Year Fixed Rate RMBS	310,966	336,082	108.08	19.78%	4.00%	7.19%
30 Year Fixed Rate RMBS	1,034,678	1,132,934	109.50	66.69%	4.50%	18.15%
Total Fixed Rate RMBS	1,421,533	1,550,143	109.05	91.25%	4.33%	15.02%
Total Pass-through RMBS	1,480,635	1,611,139	108.81	94.84%	4.27%	14.40%
Interest-Only Securities	569,888	72,033	12.64	4.24%	3.62%	16.10%
Inverse Interest-Only Securities	94,574	15,539	16.43	0.92%	6.21%	24.25%
Structured RMBS	664,462	87,572	13.18	5.16%	4.08%	17.34%
Total Mortgage Assets	$2,145,097	$1,698,711		100.00%	4.26%	15.42%

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
($ in thousands)			($ in thousands)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value(1)	Portfolio	Asset Category	Value(1)	Portfolio
As of April 30, 2015			As of April 30, 2015
Fannie Mae	$1,347,086	79.3%	Whole Pool Assets	$1,082,824	63.7%
Freddie Mac	331,876	19.5%	Non Whole Pool Assets	615,887	36.3%
Ginnie Mae	19,749	1.2%	Total Mortgage Assets	$1,698,711	100.0%
Total Mortgage Assets	$1,698,711	100.0%

(1)	The tables above include to-be-announced securities with a fair value of approximately $190.5 million purchased prior to month-end which settle in May 2015.

Repurchase Agreement Exposure By Counterparty
($ in thousands)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of April 30, 2015	Borrowings	Debt	in Days	Maturity
J.P. Morgan Securities LLC	$197,184	14.2%	43	7/10/2015
Citigroup Global Markets Inc	134,088	9.7%	21	7/29/2015
Mitsubishi UFJ Securities (USA), Inc	126,528	9.1%	22	6/1/2015
Goldman, Sachs & Co	122,498	8.8%	45	6/17/2015
ICBC Financial Services LLC	113,957	8.2%	14	5/22/2015
CRT Capital Group, LLC	109,392	7.9%	22	5/27/2015
RBC Capital Markets, LLC	106,434	7.7%	19	5/22/2015
Cantor Fitzgerald & Co	74,976	5.4%	11	5/18/2015
ED&F Man Capital Markets Inc	66,599	4.8%	37	7/6/2015
Mizuho Securities USA, Inc	56,642	4.1%	13	5/27/2015
Morgan Stanley & Co	56,391	4.1%	20	5/20/2015
KGS-Alpha Capital Markets, L.P	52,668	3.8%	14	5/27/2015
Guggenheim Securities, LLC	49,090	3.5%	24	5/27/2015
Daiwa Securities America Inc.	48,390	3.5%	12	5/14/2015
South Street Securities, LLC	36,741	2.6%	18	5/27/2015
Nomura Securities International, Inc.	31,344	2.3%	18	6/1/2015
Suntrust Robinson Humphrey, Inc	4,551	0.3%	8	5/8/2015
Total Borrowings	$1,387,473	100.0%	25	7/29/2015

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)(1)	(+50 BPS)(1)
As of April 30, 2015
Adjustable Rate RMBS	$3,472	2	10.07%	2.00%	$19	$(20)
Hybrid Adjustable Rate RMBS	57,524	93	7.56%	2.00%	883	(1,118)
Total Fixed Rate RMBS	1,550,143	n/a	n/a	n/a	21,132	(27,982)
Total Pass-through RMBS	1,611,139	n/a	n/a	n/a	22,034	(29,120)
Interest-Only Securities	72,033	n/a	n/a	n/a	(14,084)	12,549
Inverse Interest-Only Securities	15,539	1	6.39%	n/a	(793)	314
Structured RMBS	87,572	n/a	n/a	n/a	(14,877)	12,863
Total Mortgage Assets	$1,698,711	n/a	n/a	n/a	$7,157	$(16,257)

Funding Hedges
			Modeled	Modeled
			Interest	Interest
	Average	Hedge	Rate	Rate
	Notional	Period	Sensitivity	Sensitivity
	Balance	End Date	(-50 BPS)(1)	(+50 BPS)(1)
As of April 30, 2015
Eurodollar Futures Contracts - Short Positions	$780,000	Dec-2018	$(12,769)	$14,625
Payer Swaption	375,000	Sep-2025	(87)	541
Grand Total			$(5,699)	$(1,091)

(1)
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400